Signatures

	Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant (certifies that it meets all of the requirements for effectiveness of this registration statement under rule 485(b) under the Securities Act and) has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Austin the in State of Texas on December 1, 1998.

	TEXAS CAPITAL VALUE FUNDS, INC.

					by:  /s/Mark A. Coffelt
					     Mark A Coffelt
				           President


/s/Mark A. Coffelt	President, Chief Investment Officer and Director
Mark A Coffelt		         			      Dec 1, 1998

/s/Edward Clark		Director			      Dec 1, 1998
Edward D. Clark

/s/John Henry McDonald	Director			Dec 1, 1998
John Henry McDonald

/s/Janis Claflin		Director			     Dec 1, 1998
Janis Claflin

/s/Brian T. Bares	   Secretary	   Dec 1, 1998
Brian T. Bares